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                                                                    Exhibit 99.1

Newark, DE, May 10, 2006 - Artesian Resources Corporation (Nasdaq:ARTNA) (Artesian) today announced that basic and diluted net income per common share for the quarter ended March 31, 2006 were $0.25 and $0.24, as compared to $0.24 and $0.23 for the comparable period in 2005. Revenues for the quarter were $10.5 million, up 5.9% from $9.9 million in 2005. Net income available to common stockholders was $996,000, compared to $954,000 last year, a 4.4% increase.

Dian C. Taylor, CEO and Chair of the Board, said "We believe our second century of operation is off to a solid start. Artesian continues to make significant investments in water supply, treatment, storage and distribution to assure reliable, high quality service to its customers throughout Delaware. We acted to refinance outstanding long-term debt over the last three years and to issue additional debt needed to finance our investments in utility plant, taking advantage of historically low interest rates for the benefit of our customers. Although paying attention every day, we know we must never lose our long-term perspective."

Water sales revenues increased 7.6% compared to the same quarter last year. A portion of the increase in water sales revenue reflects the addition of 1,284 customers and higher volumes of water delivered to customers compared to the same period last year. In addition, we recorded $154,000 in water sales revenues in the first quarter of 2006 associated with a remanded issue in our April 2004 rate filing. These revenues were collected in rates from September 2004 through March 2006 and held in reserve until the Delaware Public Service Commission reached a final decision on April 11, 2006. The remainder of the increase is primarily due to additional revenues of $132,000 generated by our Distribution System Improvement Charge in the first quarter of 2006. This charge permits more timely recovery of investments made by Artesian related to specific types of distribution system improvements assuring reliable water service.

Non-utility operating revenues decreased $133,000 compared to the same period a year ago as a result of decreased wastewater design and construction activity.

Utility operating expense increased $425,000, or 7.9%, to $5.8 million for the three months ended March 31, 2006, compared to $5.4 million for the same period in 2005. This is comprised of increases in legal expense, payroll and employee benefits, purchased water costs and water treatment expense.

Legal expense increased $168,000 as a result of costs related to the 2004 rate proceeding remand that was not expected to be, nor included in the rate expenses approved in the proceeding.

Payroll and employee benefit expense increased $112,000, primarily due to a decrease in the capitalization of payroll and benefits associated with our internal staff efforts in 2005 to convert our customer information system. The new customer information system was placed into service on January 2, 2006.

Utility operating expense also increased $49,000 due to the recognition of an increase in rates charged for water purchased from neighboring utilities under minimum take or pay agreements. Water treatment expense increased utility operating expense by $47,000 as a result of increases in the cost of chemicals used in the water treatment process. Increases in energy prices have been the primary reason for the increase in the cost charged to Artesian.

Non-utility operating expenses decreased $73,000 compared to the same period a year ago as a result of decreased wastewater design and construction activity.

Artesian Resources Corporation, through our wholly-owned subsidiary Artesian Water Company, is the largest investor owned regulated public water utility in the State of Delaware and has been providing water within the state since 1905. About $170 million has been invested in Artesian's utility plant over the last 10 years to provide sufficient treated supply, new water mains and additional storage capacity to meet peak demands and provide fire protection for Delaware residents. We distribute and sell water to residential, commercial, industrial, governmental, municipal and utility customers throughout the state. As of March 31, 2006, Artesian was serving approximately 73,000 metered customers, providing water service to about 240,000 residents (including contract services), approximately 28% of Delaware's total population. Last year, Artesian distributed 7.5 billion gallons of water. Artesian serves its customers through 107 operating wells. Artesian's water supply is treated at 50 different locations statewide. Artesian owns and maintains approximately 1,000 miles of water main throughout the state.


Contact: Nicki Taylor
Investor Relations
(302) 453-6943 ntaylor@artesianwater.com
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